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                                                                    EXHIBIT 10.7

                        STRATEGIC PARTNERSHIP AGREEMENT

     This Strategic Partnership Agreement ("Agreement") is made this 10th day of September, 1999 (the "Effective Date") by and between GRIP, Inc., a California corporation d.b.a. "Select Tee Times" located at 6210 Marindustry Drive, San Diego, California 92121 ("STT") and NeoPoint, Inc., a California corporation located at 4225 Executive Drive, Suite 600, La Jolla, California 92037 ("NEOPOINT").

     A. WHEREAS, STT derives income from selling tee times for golf courses through a web-based available tee time listing service and call center and also provides advertising, marketing and sales support to and on behalf of golf course clients.

     B. WHEREAS, NEOPOINT derives income from the sale of wireless telecommunications products, services and data.

     C. WHEREAS, NEOPOINT and STT have been in discussions regarding a strategic partnership whereby NEOPOINT would assist STT in cross-promotional marketing programs to purchasers of its products and services.

     D. WHEREAS, STT and NEOPOINT would like to formalize a relationship pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows:

1.   STT Convenants.
     --------------

     1.1  NEOPOINT Referral Fee.
          ---------------------

          1.1.1  NEOPOINT Referred Members. STT agrees to pay NEOPOINT a
                 -------------------------
referral fee for every golf reservation booked by NEOPOINT members who book at STT's Web Site after coming directly from NEOPOINT's web site(s) or from one of NEOPOINT's mobile communication products or call center ("NEOPOINT Referred Members").

          1.1.2  Internet Bookings. *  *  *
                 -----------------

          1.1.3  Call Center Commissions. *  *  *
                 -----------------------


* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.
                                                                               1

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          1.1.4  Maximum Annual Commissions. *  *  *
                 --------------------------

     1.2  Advertising.  STT agrees to provide advertising space and a hotlink
          -----------
for NEOPOINT at www.selectteetimes.com ("STT Web Site") to promote NEOPOINT's products and services. STT agrees to incorporate NEOPOINT literature in each of its mailings to its registered members and golf course customers to promote the strategic partnership between STT and NEOPOINT and NEOPOINT's products and services.

     1.3  Exclusivity.  STT agrees not to work with any direct competitor of
          -----------
NEOPOINT without the prior written consent of NEOPOINT.

  2. NEOPOINT Covenants.
     ------------------

     2.1  Golf Reservation Functionality.  NEOPOINT agrees to place STT's logo
          ------------------------------
as an icon on the NeoSite sports page of its NeoPoint line of products to promote STT's golf reservation services and to provide a hot link directly from STT's icon to STT's Web Site.

     2.2  Golf Reservations.  NEOPOINT agrees to promote STT's golf reservation
          -----------------
services to a majority of its current and future carrier and end user customers and to utilize STT as its exclusive golf and reservation agent.

     2.3  Promotion of NEOPOINT Membership Benefits. *  *  *
          -----------------------------------------

     2.4  STT Referral Fee. *  *  *
          ----------------

     2.5  Advertising.  NEOPOINT agrees to provide advertising and a hot link at
          -----------
NEOPOINT's web site directly to the STT Web Site. *  *  *

     2.6  Exclusivity.  NEOPOINT agrees not to work with any direct competitor
          -----------
of STT without the prior written consent of STT.

3.   Mutual Covenants.
     ----------------

     3.1  Reports.  STT agrees to provide unaudited monthly summaries of all new
          -------
potentially commissionable transactions to NEOPOINT by the 15/th/ day after each calendar

* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.
                                                                               2

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month. Each party agrees to review such reports and to attempt to promptly reconcile any conflicts.

     3.2  Payment.  STT agrees to reconcile all amounts owed to NEEOPOINT and to
          -------
promptly make payment of any balances due by the 30th day of each month for all commissionable transactions for which STT has been paid by their golf course customers during the prior month. NEOPOINT shall have the right to audit STT's records at reasonable times, using its own financial personnel or an independent auditor of its choice, to substantiate STT's payments to NEOPOINT.

     3.3  Publicity.  Each party agrees to use reasonable efforts to promote the
          ---------
relationship of the parties upon the execution of this Agreement. Each party shall obtain the prior written consent of the other party as to form and a content of any marketing materials which includes the other party's name or logo which has not been previously approved.

     3.4  Co-Marketing Efforts.  Each party agrees to explore co-marketing
          --------------------
opportunities throughout the United States. *  *  *

     3.5  Discounted Products/Services. *  *  *
          ----------------------------

4.   Intellectual Property Rights.   Neither party shall have or obtain any
     ----------------------------
right or interest in or to any intellectual property rights of the other party nor shall either party make any claim on any intellectual property rights of the other party. Each party shall use best efforts to protect the intellectual property rights of the other party including only using any trademarks or trade names of the other party in a manner expressly authorized and approved by the other party.

5.   Confidential Information.
     ------------------------

     5.1  Definition of Confidential Information.  "Confidential Information" as
          --------------------------------------
used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of either party, its suppliers and customers, and includes, without limitation, its respective information concerning market research, product development, design and specifications, financial information, customer lists, business forecasts, pricing models, sales, merchandising and marketing plans.


* Certain material (indicated by an asterisk) has been omitted from this document pursuant to a request for confidential treatment. The omitted material has been filed separately with the Securities and Exchange Commission.

     5.2  Nondisclosure and Nonuse Obligations.  Each party will use the other
          ------------------------------------
party's Confidential Information solely to perform their obligations pursuant to this Agreement. Each party agrees that it shall treat all Confidential Information of the other party with the same degree of care as it accords to its own Confidential Information, but no less than reasonable care. Each party agrees that it shall disclose Confidential Information of the other party only to those employees who need to know such information and certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those of this Agreement. Each party will immediately give the other party notice of any unauthorized use or disclosure of the Confidential Information and agrees to assist the other party in remedying any such unauthorized use or disclosure of the Confidential Information.

     5.3  Exclusions from Nondisclosure and Nonuse Obligations.   Each party's
          ----------------------------------------------------
obligations under Paragraph 5.2 ("Nondisclosure and Nonuse Obligations") with respect to any portion of Confidential Information shall terminate when such party can document that: (a) it was in the public domain at or subsequent to the time it was communicated to such party by the disclosing party through no fault of the receiving party; (b) it was rightfully in the receiving party's possession free of any obligation of confidence at or subsequent to the time it was communicated to the receiving party independently of and without reference to any information communicated to the recipient party by the disclosing party; or (c) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement.

     5.4  Disclosure of Third Party Information.  Neither party shall
          -------------------------------------
communicate any information to the other in violation of the proprietary rights of any third party.

6.   Term.  The initial term of this Agreement shall be for a period of two (2)
     ----
years from the Effective Date. This Agreement shall automatically extend for an additional term of one (1) year each unless either party provides written notice of intent not to renew at least 90 days prior to expiration of the initial term.

7.   Termination.  Either party may terminate this Agreement for any material
     -----------
breach by the other party which has not been substantially cured within 30 days after such party's receipt of written notice of breach from the other party.

8.   Limitation of Liability.  Neither party shall be liable to the other party
     -----------------------
for its failure or delay in performance of its obligations under this Agreement due to circumstances beyond its reasonable control. In no event shall a party be liable to the other party for any incidental or consequential damages including, without limitation, loss of use, loss of profits or other consequential damages, even though it may have been advised of the possibility of such damages.

                                                                               4
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9.   Miscellaneous Terms.
     -------------------

     9.1  Notices.  Any notice required or permitted by this Agreement shall be
          -------
in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the address set forth below or such other address as either party may specify in writing.

     9.2  Successors and Assigns.  Neither party may assign or subcontract any
          ----------------------
of their obligations under this Agreement without the other party's prior written consent. Subject to the foregoing, this Agreement will be for the benefit of each party's successors and assigns.

     9.3  Survival.  The rights and obligations set forth in Sections 3, 4, 5, 8
          --------
and 9 hereof shall survive the expiration or earlier termination of this Agreement.

     9.4  Governing Law.  This Agreement shall be governed in all respects by
          -------------
the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

     9.5  Binding Arbitration.  Any dispute arising out of this Agreement shall
          -------------------
be resolved by binding arbitration under the rules of Judicial Arbitration and Mediation Services in San Diego, California (hereinafter "JAMS"). A single arbitrator shall be selected according to JAMS rules within thirty (30) days of submission of the dispute to JAMS. The arbitrator shall conduct the arbitration in accordance with the California Evidence Code. The arbitrator shall have the power to enter any award that could be entered by a judge sitting without a jury other than punitive damages, treble damages or any other non compensatory damages even if permitted under the laws of the Sate of California. The arbitrator shall award the prevailing party its costs and its reasonable attorneys' fees in an amount not to exceed 20% of the damages awarded. The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of arbitration. Notwithstanding the foregoing, the parties irrevocably submit to the non-exclusive jurisdiction of the Superior Court of the State of California, San Diego County, and the United States District Court for the Southern District of California, San Diego Branch and the Superior and Municipal Courts of the Sate of California, San Diego County in any action to enforce an arbitration award.

     9.6  Waiver.  The waiver by either party of a breach of any provision of
          ------
this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

     9.7  Relationship of Parties.  Nothing in this Agreement is intended to, or
          -----------------------
should be construed to, create a partnership, agency or joint venture between the parties. Neither party is authorized to make any representation, contract or commitment on behalf of the other party unless specifically authorized in writing by the other party.

                                                                               5
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     9.8  Severability.  Should any provisions of this Agreement be held by a
          ------------
court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. Each party agrees to replace any invalid provision with a modified provision that most closely approximates the intent and economic effect of the invalid provision.

     9.9  Entire Agreement.  This agreement constitutes the entire agreement
          ----------------
between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed to be original signatures.

     In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.


STT:                                  NEOPOINT:

GRIP, Inc.                            NeoPoint, Inc.
A California corporation              a California corporation
d.b.a. "Select Tee Times"



By: ____________________________      By: ___________________________
    Eric P. Campbell, President           William Y. Son, President

Date: __________________________      Date: _________________________

Address:  6210 Marindustry Drive      Address:  4225 Executive Square, Suite 600
          San Diego, CA 92121                   La Jolla, CA 92037

Tel. No.: (619) 638-4555             Tel. No.:  (858) 678-3021
Fax No.:  (619) 638-4556             Fax No.:   (858) 458-9588

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